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                                                                   EXHIBIT 99(a)

[REGENERON LETTERHEAD]


FOR IMMEDIATE RELEASE

   REGENERON GRANTED LICENSE BY AMGEN AND IMMUNEX TO INTERLEUKIN-1 INHIBITOR
                                    PATENTS

Tarrytown, NY (July 8, 2002) -- Regeneron Pharmaceuticals (Nasdaq: REGN) announced that it has entered into an agreement with Amgen Inc. and Immunex Corporation for a non-exclusive license to certain intellectual property rights which may be used in the development and commercialization of Regeneron's Interleukin-1 (IL1) Trap. Amgen and Immunex agreed to grant the license to Regeneron in connection with Amgen's pending acquisition of Immunex, which is currently under review by the Federal Trade Commission. The license to Regeneron becomes effective upon the completion of the acquisition.

This license follows two other licensing arrangements under which Regeneron obtained rights to practice intellectual property for potential use in its IL1 Trap program. The Company gained nonexclusive rights to patents owned by ZymoGenetics, Inc. covering immunoglobulin-fusion proteins. In addition, Regeneron has a license from Tularik Inc. for the use of patents covering a receptor accessory protein used in the IL1 Trap.

"The IL1 Trap demonstrated clinical activity in patients with rheumatoid arthritis in a Phase I trial and a Phase II trial is scheduled to begin shortly," noted Stuart Kolinski, Regeneron's Vice President and General Counsel. "We are pleased that at this important time in the compound's development, Regeneron was able to secure these three licenses to intellectual property rights, which enhance our existing patent portfolio for the IL1 Trap, in exchange for total royalties in the mid-single digits."
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This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron's filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2001. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.

Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of obesity, rheumatoid arthritis, and cancer, and has preclinical programs in asthma, allergies, and other diseases and disorders. Regeneron's platform technologies include Targeted Genomics(TM), Functionomics(TM), and Designer Protein Therapeutics(TM).

                                       ###
Contact:          Charles Poole
                  Vice President, Investor Relations
                  Regeneron Pharmaceuticals, Inc.
                  charles.poole@regn.com
                  (914) 345-7641

Media Contact:    Jeanne Abi-Nader
                  Vice President
                  Robinson, Lerer, Montgomery
                  jabi-nader@rlmnet.com
                  (212) 484-7954

Additional information about Regeneron and recent news releases are available on Regeneron's Worldwide Web Home Page at www.regn.com. Fax copies of news releases can be obtained from Regeneron's News-on-Demand Service by dialing (800) 311-0841.